Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated October 3, 2007 by and between NexMed, Inc., a Nevada corporation (the "Company") and Vivian H. Liu (the "Executive").

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement (the "Agreement") embodying the terms of such employment;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive is willing to accept and continue her employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.
Term of Employment. Subject to earlier termination in accordance with the provisions of Section 6 of this Agreement, Executive shall be employed by the Company pursuant to the terms of this Agreement for a period commencing on June 18, 2007 (the "Effective Date") and ending on June 18, 2010 (the "Initial Term of Employment"); provided, however, that, the term of employment under this Agreement (the "Employment Term") shall renew automatically for one-year terms on each successive June 19th, unless and until either party gives at least 60 days advance written notice to the other that the Employment Term should not be automatically extended. The Executive shall be employed “at will” and her employment can be terminated at any time by either the Company or the Executive, subject to the provisions of Section 6 below.

2.	Position.

(a)
During the Employment Term, Executive shall be employed by the Company as President and Chief Executive Officer, and shall have such duties, authority, and responsibility as are commensurate with her position, subject to the direction of the Company's Board of Directors (the "Board").

(b)
During the Employment Term, Executive shall devote all of her business time and attention to the performance of her duties hereunder faithfully and to the best of her abilities and shall not undertake employment with, or participate in, the conduct of the business affairs of any other person, corporation, or entity; provided, that, nothing shall preclude Executive from (i) with the prior approval of the Board, serving as a director, trustee or member of another business organization or (ii) participating in the affairs of any recognized charitable organizations, or in any community affairs, of Executive's choice.

(c)	Executive's duties hereunder shall be performed for the Company worldwide, with principle place of business at the Company's headquarters in East Windsor, New Jersey.

3.	Compensation.

(a)
Base Salary. During the Employment Term, the Company shall pay Executive a base salary, subject to increase at the discretion of the Board of Directors of the Company (the "Board"), at the annual rate of $300,000 (the "Base Salary"), payable in regular installments in accordance with the Company's usual payroll practices.

(b)
Bonus. With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (the "Bonus") in an amount not to exceed 50% of Executive’s annual Base Salary. The amount of the Bonus shall be determined by the Board, or the Compensation Committee of the Board (the "Compensation Committee"), in its sole discretion, based upon the achievement by the Company of objective performance measures established and determined by the Board or the Compensation Committee in consultation with Executive no later than the end of the first month of such calendar year. The Bonus with respect to each calendar year in the Employment Term shall be paid as promptly as practicable following the delivery of the Company's audited financial statements for such year, but not later than March 15 of the calendar year following the calendar year in which the Bonus is earned. Unless otherwise stated herein, the Bonus shall not accrue until the date on which it is paid, and Executive must be employed on the date the Bonus is paid in order to receive the Bonus.

(c)	Stock Option Grants.

(i)
On December 15, 2005, the Compensation Committee approved a grant to Executive of an option to purchase an aggregate of 180,000 shares of the Company's Common Stock (the "Option") based on the closing price of the Company’s Common Stock on December 14, 2005, of ninety-two cents ($.92) per share. The Option vests in three equal installments (33.33% of the Stock Option Shares, which represents 60,000 Stock Option Shares) on December 31, 2006, December 31, 2007, and December 31, 2008, respectively, assuming continuous and uninterrupted employment until such dates. The Company will provide the Executive the ability to perform a cashless exercise of all Stock Options, in accordance with the vesting schedule.

(ii)	The Option is subject to The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan (the "Option Plan") and the applicable stock option agreement.

(iii)
In addition to the foregoing, the Compensation Committee may recommend to the Board that additional stock options be granted to Executive in accordance with the terms and subject to the conditions of the Option Plan.

(iv)	All of Executive's outstanding but unvested stock options shall vest immediately upon the occurrence of a Change in Control (as defined in Appendix A hereto).

(d)	Stock Grants.

(i)
On January 24, 2007, the Compensation Committee approved a grant to Executive of an aggregate of 150,000 shares of the Company’s Restricted Common Stock. This Grant vests in three equal installments (33.33% of the Stock Grants, which represents 50,000 Stock Shares) on December 31, 2007, December 31, 2008, and December 31, 2009, respectively, assuming continuous and uninterrupted employment until such dates.

(ii)
On August 24, 2007 the Compensation Committee approved a grant to Executive of an aggregate of 850,000 shares of the Company’s Common Stock. This Grant vests in installments as follows: 100,000 Stock Shares upon execution of this Agreement; 250,000 Stock Shares on June 18, 2008; 250,000 Stock Shares on June 18, 2009 and 250,000 Stock Shares on June 18, 2010, assuming continuous and uninterrupted employment until such dates.

(iii)	All of Executive’s outstanding but unvested stock grants provided under this Section shall vest immediately upon the occurrence of a Change in Control (as defined in Appendix A of the Agreement).

4.
Employee Benefits. During the Employment Term, Executive shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any of its subsidiaries, in any and all of the following plans, programs, and policies in effect at the time: (i) pension, profit sharing, savings, and other retirement plans and programs, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs, (v) travel accident insurance plans and programs, (vi) vacation policy (Executive shall have six weeks of vacation per calendar year), and (vii) other plans and programs sponsored by the Company or any subsidiary for employees or executives generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.

5.
Business Expenses and Perquisites. The Company shall reimburse to Executive, or pay directly, all reasonable expenses incurred by Executive in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's policy.

6.	Termination.

(a)
By the Company for Cause. The Company may, for Cause, terminate Executive's employment hereunder at any time by written notice to Executive. For purposes of this Agreement, the term "Cause" shall mean Executive's (i) engaging in fraud against the Company or misappropriation of funds of the Company, (ii) disregard or failure to follow specific and reasonable directives of the Board, (iii) willful failure to perform her duties as President and Chief Executive Officer of the Company, (iv) willful misconduct resulting in material injury to the Company, (v) violation of the terms of the Confidential Information and Intellectual Property Agreement between Executive and NexMed (U.S.A.), Inc., a wholly-owned subsidiary of the Company, dated October 4, 2000 (the "Intellectual Property Agreement") attached hereto as Appendix "B", (vi) conviction of, or Executive's plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (vii) material breach (not covered by clauses (i) through (vi) of this paragraph) of any of the other provisions of this Agreement; provided, that, in the case of subclauses (ii), (iii) or (vii), Cause shall not exist if the act or omission deemed to constitute Cause is cured (if curable) by Executive within thirty (30) days after written notice thereof to Executive by the Company. For purposes of the foregoing, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive other than in good faith, and without reasonable belief that her action or omission was in furtherance of the interests of the Company.

In the event of the termination of Executive's employment under this Section 6(a) for Cause, the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than the payroll cycle following Executive’s termination, in one lump sum: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation due to Executive at the date of such termination; and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(b)
Disability or Death. If Executive should suffer a Permanent Disability, the Company may terminate Executive's employment hereunder upon ten (10) or more days' prior written notice to Executive. If Executive should pass away during the term of this Agreement, Executive’s employment shall be deemed terminated on her date of death. For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when Executive has qualified for benefits (including satisfaction of any applicable waiting period) under the Company's or a subsidiary's long-term disability insurance arrangement (the "LTD Policy"). In the event of the termination of Executive's employment hereunder by reason of Permanent Disability or death, the Employment Term shall end on the day of such termination and the Company shall pay, no later than the payroll cycle following Executive’s termination, to Executive or Executive's legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Executive to the Company in writing, or to Executive's estate if no such beneficiary has been so designated (in the event of Executive's death), a single lump sum payment of: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination; (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(b), and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus she would have received, to the extent all criteria for such a Bonus have been met (with the exception of the requirement that Executive be employed on the date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year in which the Bonus is earned; (2) Executive shall receive any unpaid Bonus for the calendar year preceding her termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Executive be employed on the date the Bonus is to be paid). Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (3) all of Executive's outstanding but unvested stock options granted pursuant to Section 3(c) of this Agreement shall vest immediately; and (4) all of Executive’s outstanding but unvested restricted and common stock granted pursuant to Section 3(d) of this Agreement shall vest immediately. The payment of the Bonuses and the acceleration of Executive’s options and stock are conditioned upon Executive (or her legal representative) signing a release in favor of the Company, as provided for in Section 6(f).

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(c)
By the Company without Cause. The Company may, without Cause, terminate Executive’s employment hereunder at any time upon ten (10) or more days’ written notice to Executive. The Company, in its sole discretion, may provide the Executive with ten (10) days’ pay in lieu of notice. In the event Executive’s employment is terminated pursuant to this Section 6(c), the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than the payroll cycle following Executive’s termination, in one lump sum: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(c) and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus she would have received, to the extent all criteria for such a Bonus have been met (with the exception of the requirement that Executive be employed on date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year in which the Bonus is earned; (2) Executive shall receive any unpaid Bonus for the calendar year preceding her termination, to the extent that all criteria for such bonus have been met (with the exception of the Executive being employed on the date the Bonus is to be paid). Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (3) all of Executive’s outstanding but unvested stock options granted pursuant to Section 3(c) of this Agreement shall vest immediately; (4) all of Executive’s outstanding but unvested restricted and common stock granted pursuant to Section 3(d) of this Agreement shall vest immediately; and (5) Executive shall receive severance payments (the “Severance”) for twelve (12) months, following the date of termination, in an amount equal to Executive's annual Base Salary at the time of such termination, and payable in regular installments in accordance with the Company’s usual payroll practices beginning thirty (30) days following Executive’s date of termination. The payment of the Bonuses and the Severance, as well as the acceleration of Executive’s options and stock, are conditioned upon Executive signing a release in favor of the Company, as provided for in Section 6(f).

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(d)
By Executive for Good Reason. If any of the events described below occurs during the Employment Term, Executive may terminate Executive's employment hereunder for Good Reason by written notice to the Company identifying the event or omission constituting Good Reason not more than one (1) month following the occurrence of such event and, in the case of subclauses (ii), (iii), or (iv) below, a failure by the Company to cure such act or omission within thirty (30) days after receipt of such written notice. In the event that Executive elects to terminate employment pursuant to this Section 6(d), the Employment Term and Executive's employment hereunder will be terminated effective as of the later of thirty-one (31) days after the Company's receipt of Executive's notice of termination or thirty-one (31) days after the event, and Executive's termination for Good Reason pursuant to this Section 6(d) shall be treated for all purposes as a termination without Cause pursuant to Section 6(c) and the provisions of Section 6(c) shall apply to such termination. The occurrence of any of the following events without Executive's consent shall permit Executive to terminate Executive's employment for "Good Reason" pursuant to this Section 6(d):

(i)	A "Change in Control" (as defined in Appendix A hereto) occurs;

(ii)	The failure by the Company to observe or comply in any material respect with any of the material provisions of this Agreement;

(iii)	A material diminution in Executive's duties;

(iv)
The assignment to Executive of duties that are materially inconsistent with Executive’s duties or that materially impair Executive’s ability to function as the President and Chief Executive Officer of the Company;

(v)
The relocation of Executive’s primary office from a location that is more than 50 miles from both (a) the Company’s executive offices at the time of relocation and (b) Executive’s primary residence at the time of such relocation; or

(vi)	The Company providing Executive with a notice of non-renewal of this Agreement by the Company under Section 1.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(e)
By Executive without Good Reason. Executive may terminate the Employment Term and Executive's employment hereunder at any time without Good Reason upon thirty (30) days advance written notice to the Company. In the event Executive's employment is terminated pursuant to this Section 6(e), the Company shall pay to Executive, no later than ten (10) days after the last day of Executive's employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(f)
Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under this Section 6(b), 6(c), or 6(d), with the exception of accrued salary, accrued vacation payments, and payments pursuant to Section 5 of this Agreement, are conditioned upon and subject to Executive's first executing a Confidential Separation Agreement including a general waiver and release (and the expiration of any associated revocation period), in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company, and related entities and individuals.

7.	Required Postponement for Specified Services.

(a)
Specified Executive Delay. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and if Executive is considered a Specified Executive (as defined herein) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within five days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(b)
“Specified Executive” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee of the Board or its delegate. The determination of Specified Executives, including the number and identity of persons considered officers and the identification date, shall be made by the Compensation Committee or its delegate in accordance with the provisions of section 409A of the Code and the regulations issued thereunder.

8.
No Mitigation; Employee Benefit Plans. Executive shall not be required to mitigate amounts payable to her under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts payable to Executive under this Agreement on account of Executive's subsequent employment. Amounts payable to Executive under this Agreement shall not be offset by any claims that the Company may have against Executive, and such amounts payable to Executive under this Agreement shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right that the Company may have against Executive or others. Provided, however, that, payments made to Executive as a result of the termination of Executive's employment hereunder shall not be considered as includible compensation with respect to any employee benefit plans maintained by the Company, except to the extent otherwise required by law.

9.
Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of Executive's employment with, or serving as an officer of, the Company, the Company shall indemnify and hold Executive harmless, and defend Executive to the fullest extent authorized by the laws of the state in which the Company is incorporated, as the same exist and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments, and settlements (collectively the "Claims"), including all expenses incurred or suffered by Executive in connection therewith (excluding, however, any legal fees incurred by Executive for Executive's own counsel, except as otherwise provided in this Section 9, and excluding any Proceedings initiated by executive), and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company hereunder, and shall inure to the benefit of Executive's heirs, executors, and administrators; provided, however, that, Executive promptly gives written notice to the Company of any such Claims (although Executive's failure to promptly give notice shall not affect the Company's obligations under this Section 9 except to the extent that such failure prejudices the Company or its ability to defend such Claims). The Company shall have the right to undertake, with counsel or other representatives of its own choosing, the defense or settlement of any Claims. In the event that the Company shall fail to notify Executive, within ten days of its receipt of Executive's written notice, that the Company has elected to undertake such defense or settlement, or if at any time the Company shall otherwise fail to diligently defend or pursue settlement of such Claims, then Executive shall have the right to undertake the defense, compromise, or settlement of such Claims, in which event the Company shall hold Executive harmless from any legal fees incurred by Executive for Executive's counsel. Neither Executive nor the Company shall settle any Claims without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. In the event that the Company submits to Executive a bona fide settlement offer from the claimant of Claims (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to Executive a release from all liability in respect of such Claims), and Executive refuses to consent to such settlement, then thereafter the Company's liability to Executive for indemnification hereunder with respect to such Claims shall not exceed the settlement amount included in such bona fide settlement offer, and Executive shall either assume the defense of such Claims or pay the Company's attorneys' fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Claims. Regardless of which party is conducting the defense of any such Claims, the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such Claims and its counsel or other representatives concerning such Claims and Executive and the respective counsel or other representatives shall cooperate with respect to such Claims. The party conducting the defense of any such Claims and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of such Claims and any matters relating thereto. Executive and the Company shall provide to the other such records, books, documents, and other materials as shall reasonably be necessary for each to conduct or evaluate the defense of any Claims, and will generally cooperate with respect to any matters relating thereto. This Section 9 shall remain in effect after this Agreement is terminated, regardless of the reasons for such termination. The indemnification provided to Executive pursuant to this Section 9 shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the By-Laws of the Company; in this regard, it is intended that this Agreement shall expand and extend Executive's rights to receive indemnification.

10.
Withholding. The Company shall have the right to deduct and withhold from all payments to Executive hereunder all payroll taxes, income tax withholding and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

11.
Restrictive Covenants. The restrictive covenants contained in the Confidential Information and Intellectual Property Agreement, signed by Executive on October 5, 2000 and attached hereto as Appendix B, including but not limited to, Section (2) (Confidential Information); Section 3 (Non-Solicitation of Employees); and Section 4 (Non-Compete), are incorporated by reference as if fully set forth herein. Executive hereby reaffirms her obligations under that agreement.

12.	Non-Assignability. Executive's rights and benefits hereunder are personal to Executive, and shall not be alienated, voluntarily or involuntarily assigned, or transferred.

13.
Binding Effect. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successor(s) in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or Executive's beneficiary or beneficiaries, nor shall Executive or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder.

14.	Entire Agreement; Modification.

(a)
This Agreement supersedes all prior agreements, with the exception of the Confidential Information and Intellectual Property Agreement, and all other agreements (or portions thereof) that deal with confidentiality or intellectual property. This Agreement sets forth the entire understanding among the parties hereto with respect to the subject matter hereof, may not be changed orally, and may be changed only by an agreement in writing signed by the parties hereto.

(b)
Executive acknowledges that from time to time, the Company may establish, maintain and distribute manuals, handbooks or personnel policies, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any manual or handbook or personnel policies), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Executive.

15.
Notices. All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, with proof of the time and date of receipt retained by the transmitter; or by hand-delivery properly receipted. The actual date of receipt as shown by the return receipt therefore, the facsimile transmission sheet, or the hand-delivery receipt, as the case may be, shall determine the date on which (and, in the case of a facsimile, the time at which) notice was given. All payments required hereunder by the Company to Executive shall be sent postage prepaid, or, at Executive's election, shall be transferred to Executive electronically to such bank account as Executive may designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to Executive) shall be addressed as follows (or to such other address as the Company and Executive may designate in writing from time to time):

To the Company:
NexMed, Inc.
89 Twin Rivers Drive
East Windsor, NJ 08520
Fax: 609-426-9116
Attention: Vice President of Finance and Chief Financial Officer

To Executive:
Vivian H. Liu
659 Abbington Drive
Suite 109
PMB 300
East Windsor, NJ 08520
Fax: 609-371-8941

16.
Section 409A of the Code. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of section 409A of the Code and the regulations promulgated thereunder. For purposes of section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17.
Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New Jersey without giving effect to the principles of conflict of laws thereof, or such principles of any other jurisdiction, which could cause the application of the substantive law of any jurisdiction other than the State of New Jersey. The Company and Executive agree that the state or federal courts of New Jersey shall have exclusive jurisdiction to hear and determine any dispute which may arise under this Agreement.

18.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

19.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

20.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set her hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Vivian H. Liu
Vivian H. Liu

NEXMED, INC.

By:	/s/ Martin R. Wade, III
Martin R. Wade, III
Title: Chairman Executive Compensation Committee of the Board of Directors

Appendix A
Change in Control

For the purpose of this Agreement, a "Change in Control" shall be deemed to have taken place if:

A. Individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that, no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

B. Any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that, the event described in this paragraph B shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company in which the Company owns more than 25% of the combined voting power of such entity (a "Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company's Voting Securities pursuant to a public offering of such Voting Securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph C immediately below), (v) pursuant to any acquisition by Executive or by any Person which is an "affiliate" (within the meaning of 17 C.F.R. § 230.405) of Executive (an "Excluded Person");

C. The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than 25% of the total voting power of (A) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the "Parent Corporation"), is represented by the Company's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than (A) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or (B) an Excluded Person is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a "Non-Qualifying Transaction");

App. A-1

D. A sale of all or substantially all of the Company's assets, other than to an Excluded Person;

E. The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

F. Such other events as the Board may designate.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company's Voting Securities as a result of the acquisition of the Company's Voting Securities by the Company which reduces the number of the Company's Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

App. A-2

Appendix B

CONFIDENTIAL INFORMATION AND
INTELLECTUAL PROPERTY AGREEMENT

AGREEMENT made as of this 4th day of October 2000, by and between NEXMED (U.S.A.), INC., a Delaware corporation (the “Company”) and Vivian Liu (the “Employee”).

WHEREAS:

(1) The Employee is employed or about to be employed by the Company and the Company requires that all of its employees, as a condition of employment by the Company, enter into this Confidential Information and Intellectual Property Agreement (the “Agreement”) or similar agreement, and would not be willing to employ the Employee unless Employee enters into this Agreement; and

(2) The Employee is willing to enter into this Agreement and to strictly adhere to its terms.

NOW, THEREFORE, in consideration of the employment or the continuation of the employment of the Employee by the Company, the parties hereto agree as follows:

1. Representations. Warranties and Acknowledgment of Employee.

(a) The Employee hereby represents to the Company that, except to the extent contemplated hereby or that the Employee has disclosed to the Company in writing, the Employee is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of the Employee’s duties and obligations to the Company (including the Employee’s duties and obligations under this or any other agreement with the Company) during the Employee’s employment.

App. B-1

(b) The Employee understands that the Company does not desire to acquire from the Employee any trade secrets, know-how or confidential business information the Employee may have acquired from others. Therefore, the Employee agrees during his employment with the Company, the Employee will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom the Employee has an agreement or to whom the Employee owes a duty to keep such information in confidence.

2. Confidential Information.

(a) For purposes of this Agreement, “Confidential Information” means all information, heretofore or hereafter developed or used by the Company (whether or not reduced to written, electronic, magnetic or other tangible form) acquired in any way by the Employee during the course of the Employee’s employment with the Company and which is proprietary to the Company or which relates to any third party for which the Company is under an obligation to keep confidential, concerning the scientific, medical and pharmaceutical research, product development, products, operations, marketing and business plans, activities, employees, consultants, licensors, licensees, customers, business affairs of the Company or the Company’s licensees, distributors, business partners or customers, including, without limitation, (i) all information concerning trade secrets of the Company, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions of the Company; (ii) all sales and financial information concerning the Company; (iii) all customer and supplier lists; (iv) all drawings, sketches, models, samples, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of the Company or the Company’s licensees, distributors, business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; and (v) all information in any way concerning the business or affairs of the Company or the Company’s licensees, distributors, business partners or customers which was furnished to Employee by the Company or by the Company’s licensees, distributors, business partners or customers or otherwise discovered by Employee during Employee’s employment with the Company.

App. B-2

(b) The Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information. The parties hereto recognize that, by reason of Employee’s employment by the Company, the Employee has acquired or will acquire access to Confidential Information. The Employee recognizes that all such Confidential Information is and shall remain the sole property of the Company as its sole owner, free of any rights of the Employee and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, the Employee agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in Employee’s possession and the Employee agrees that at all times from and after the date hereof, Employee will not, directly or indirectly, without the prior written consent of the Company, disclose to any person, firm, company or other entity any Confidential Information, except to the extent that (i) any such Confidential Information becomes generally available to the public or trade, other than as a result of a breach by the Employee of this Section 2(b), or (ii) any such Confidential Information becomes available to the Employee on a non-confidential basis from a source other than the Company or any of its employees or advisors; provided, that such source is not known by the Employee to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Employee is required by law or legal process to disclose any Confidential Information; provided, that in such case, the Employee shall (i) give the Company the earliest notice possible that such disclosure is or may be required, and (ii) cooperate with the Company, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Employee under this Section 2(b) shall survive any termination of the Employee’s employment by the Company.

(c) Upon termination of the Employee’s employment with the Company, Employee covenants and agrees to promptly return to the Company all items constituting or containing Confidential Information (including all copies) including, without limitation, all reports, data, documents, studies, notes, specifications, or information, and will not retain any copies of such items. Employee further covenants and agrees to immediately return to the Company all equipment, devices or other property, which belong to the Company.

App. B-3

3. Non-Solicitation of Employees.

Employee recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restricted during the term of Employee’s employment and for a one-year period following the termination of Employee’s employment with the Company from soliciting or inducing any employee of the Company to leave the employ of the Company or to encourage any other business entity to solicit or seek to hire any employee of the Company. Therefore, during the term of the Employee’s employment with the Company and for a period of one (1) year following the termination of such employment, Employee agrees that Employee shall not, directly or indirectly, hire or seek to hire any employee of the Company or assist or influence any business entity to hire or solicit for employment or take any other action which would encourage any such employee to terminate such employee’s employment by the Company. For purposes of this Section 3, “employee” shall include any former employee of the Company whose employment with the Company terminated less than one (1) year prior to the termination of the employment with the Company of the Employee.

4. Non-Compete.

In order to insure the protection of the Company’s interest in maintaining the confidentiality of its Confidential Information and to otherwise provide for the proper protection of the business of the Company, the parties hereto agree as follows:

(a) Employee acknowledges that the nature of the Company’s business renders it highly likely that disclosure of the Employer’s Confidential Information, whether intentional or inadvertent, will occur if Employee becomes employed by a competitor of the Company. Employee further acknowledges and agrees that Employee’s responsibilities with respect to the Company’s business operations and Employee’s access to the Confidential Information would render the Employee a potentially formidable competitor throughout the world because the Employer’s technology and trade secrets have worldwide application.

App. B-4

(b) By reason of the foregoing, Employee agrees that during the term of Employee’s employment by the Company and for a period of one (1) year following the termination of Employee’s employment with the Company, Employee will not, anyplace in the world, own, become employed by or participate in (whether as an employee, consultant, officer, director, agent, or in any other capacity which calls for the rendering of personal services, advice, acts of management, operation or control) any corporation, business, firm, or partnership, which competes, directly or indirectly, with the Company (including, without limitation, which competes with respect to any products or services sold or marketed by the Company) at the time of the termination of the Employee’s employment with the Company. The foregoing shall not prohibit the Employee from owning in the aggregate less than 2% of the common stock of any such competing company that is subject to the reporting obligation of the Securities and Exchange Act of 1934, as amended. While the parties acknowledge that the restrictions set forth in this Section 4 are reasonable, in the event that a Court determines that any of the covenants or provisions of this Agreement are unenforceable by reason of duration, extent, geographical scope or otherwise, the parties contemplate and agree that the Court making such determination shall reduce or modify the applicable provision and shall enforce such reduced or modified provision to the maximum extent deemed reasonable by the Court.

5. Intellectual Property.

(a) The Employee shall disclose and hereby assigns to the Company or its nominee any and all of his right, title and interest in any inventions, know-how, discoveries, improvements, original works of authorship, designs, software, source code, object code, programs, formulas, processes, developments, trade secrets, trademarks, copyrights, service marks, logos and related proprietary information and materials, whether patentable, copyrightable, subject to trademark registration, or not (collectively referred to as the “Innovations”), which, during the term of the Employee’s employment by the Company (the “Employment Period”), the Employee may make or conceive either solely or jointly with others and which:

(i)	were made using equipment, supplies, facilities or trade secret information of the Company, or

App. B-5

(ii)	were developed at least in part on the Company’s time, or

(iii)
relate at the time of conception or reduction to practice either to the business of the Company or to the Company’s or any of its affiliate’s actual or demonstrably anticipated research or development, or

(iv)	results from any work the Employee performs or performed for the Company.

All such Innovations and the benefits thereof shall be owned exclusively in perpetuity by the Company, free of any claims of the Employee.

(b) In order to allow the Company to claim rights in those Innovations which it owns or owns an interest in, the Employee shall promptly and fully disclose in writing to the Company the subject matter of every Innovation made or conceived by the Employee, either solely or jointly with others, and all copyright, trademark, domain name and patent applications naming the Employee as an author, co-author, owner, co-owner, inventor or a co-inventor during the Employment Period whether or not the same are required by this Agreement to be assigned to the Company. Upon the request of the Company, the Employee shall make all reasonable efforts to provide further disclosure of the aforesaid Innovations in which the Company may reasonably claim ownership or for which the Company requires additional information in order to determine its ownership rights. The Company shall maintain in confidence all disclosures made hereunder of Innovations owned by the Employee.

App. B-6

(c) An Innovation shall be deemed to have been made during the Employment Period if during such period the Innovation was conceived, first actually reduced to practice or otherwise put in a tangible form, and any patent application, trademark application, domain name application or copyright application reasonably relating to the business of the Company filed within six months after termination of the Employment Period shall be presumed to relate to an Innovation which was made during the Employment Period unless the Employee can provide satisfactory evidence to the contrary.

(d) With respect to any Innovations in which the Company owns an interest pursuant to this Section 5, the Employee agrees, during and after the Employment Period and upon the Company’s reasonable request, to execute, acknowledge, and deliver all such further documents (which shall be prepared and paid for by the Company) including applications for letters patent, trademark, domain name and/or copyright registration, as may be necessary or, in the opinion of the Company, advisable, to obtain letters patent and/or trademark, domain name or copyright registration for Innovations in the United States and in any other country, and the right to claim priority based on the first filed patent application anywhere in the world, and to vest title thereto in the Company and its successors, assigns or nominees. The Company shall have the sole and exclusive right to seek copyright and/or patent and/or trademark, domain name or trade name protection in its own name, as applicable, for any of the foregoing Innovations, and to seek any extensions or renewals thereof.

(e) Upon the termination of Employee’s employment with the Company, the Employee shall not (a) take any of the Company’s property including, but not limited to, new product information, blueprints, drawings, sketches, notebooks, computer programs, formulas, data, listings, specifications and documents, or copies thereof, and any items relating to or exhibiting the Company’s trade secrets or Confidential Information or (b) use for any purpose the residuals resulting from access to or work with those items set forth in clause (a) hereof. The term “residuals” means information in non-tangible form, including ideas, concepts, know-how or techniques which may be retained in the mind of the Employee, even if the Employee made no effort to refresh the Employee’s recollection in anticipation of or in conjunction with the use of said residuals. Further, the Employee shall not intentionally memorize the information so as to reduce it to a non-tangible form for the purpose of creating a residual.

(f) The Employee agrees that any copyrightable works made by the Employee (solely or jointly with others) during the Employment Period that are otherwise covered by the terms hereof and that are prosecutable by copyright, shall be deemed to be “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. section 101). Accordingly, the Company shall be the sole and exclusive author and owner of all such copyrightable works and all right, title and interest therein and thereto, including, without limitation, all copyrights (and all renewals and extensions thereof). To the extent that any of such works are not determined to be a work for hire, the Employee hereby irrevocably, permanently, exclusively and absolutely assigns and grants to the Company all title, right and interest in and to such works, including, without limitation, all copyrights therein (and all renewals and extensions thereof). The Company shall have the sole and exclusive right to use and exploit such works, in whole or in part, in any media or technology known or hereafter devised, in perpetuity. The Company’s rights in and to such works may be assigned and licensed without limitation, and any such assignment or license shall be binding on the Employee and shall inure to the benefit of such assignee or licensee. The Employee shall have no rights of consultation and/or approval with respect to the Company’s exploitation, revision and/or use of such works. Moreover, the Employee hereby waives, forfeits, relinquishes and abandons all “moral rights” (as said term is commonly understood) and all rights of attribution and integrity that the Employee may otherwise have had with respect to such works through the universe, and all rights the Employee might otherwise have had under the Visual Artists Rights Act of 1990.

App. B-7

(g) As to any Innovations in which the Employee owns an interest and the Company does not, whether or not invented, created or acquired prior to the date hereof, the Employee will not without the express written consent of the Company, incorporate or use, or participate in the incorporation or use, of any such Innovations into any products or services of the Company, and upon discovery that any such Innovations have been, or are being, or are about to be, incorporated or used in the Company’s products or services or a product or service being designed or planned for or by the Company in violation of any rights the Employee may claim, the Employee shall give the Company written notice of that fact, together with such detail as is then known, within three (3) days of such discovery. The Employee agrees that if, in breach of these provisions, the Employee incorporates or uses, or participates in the incorporation or use, of any such Innovations in any products or services of the Company, or upon discovery that such Innovations have been, are being or are about to be incorporated or used in a product or service of the Company, or a product or service being designed or planned for or by the Company, and/or the Employee does not give the Company written notice of that fact, together with such detail as is then known, within three (3) days of such discovery, then to that extent, the Company shall have a royalty-free, transferable, nonexclusive license to make, have made, reproduce, use and sell and otherwise practice any such Innovations.

6. Power of Attorney.

The Employee, by execution of this Agreement, irrevocably constitutes and appoints the Company with full power of substitution, to be the Employee’s true and lawful attorney to execute, acknowledge, swear and file all instruments and documents, and to take any action which shall be deemed to be necessary, appropriate or desirable to effectuate this Agreement. The power of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the occurrence of the death, disability or bankruptcy of the Employee.

7. Remedies For Employee Violations.

Employee acknowledges and agrees that the Company would be irreparably harmed if the Employee violated any of the covenants and agreements set forth in this Agreement or if any of such covenants and agreements were not specifically enforced. Employee further agrees that the breach or threatened breach of any of the covenants or agreements set forth in Sections 2, 3, 4, or 5 of this Agreement will result in continuing and irreparable harm to the Company for which the Company would not have an adequate remedy at law. Therefore, the Employee acknowledges and agrees that, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief or other equitable remedies in the event of any such breach or threatened breach. The Employee further acknowledges and agrees that monetary damages would be insufficient to compensate the Company in the event of a breach or threatened beach by the Employee of any of such covenants and agreements, and that the Company shall be entitled to specific performance of the Employee’s obligations pursuant to such covenants or agreements.

App. B-8

8.  Company’s Affiliates

The parties hereto acknowledge and agree that, for purposes of Sections 2, 3, 4, 5, and 7 of this Agreement, the “Company” shall also refer to the Company’s affiliated corporations, including, without limitation, NexMed (Holdings), Inc.

9. Company’s Telecommunications Systems

Employee acknowledges and agrees that the Employee is being provided access to the Company’s telecommunications, networking or information processing systems (including without limitation, stored computer files, e-mail messages, and voice messages) for the Company’s business purposes and that Employee has no expectation of privacy with respect to Employee’s use of any of such systems. The Company may, without notice and in its sole discretion, monitor or review Employee’s use of such systems (and any other Company-supplied systems or equipment) and any files or messages created by or received by Employee through use of such systems.

10. Employment At Will. The parties hereto acknowledge that this Agreement is not an employment agreement and that Employee is employed on an “at will” basis and that either Employee or the Company may terminate Employee’s employment at any time, with or without cause.

11. Miscellaneous. This Agreement:

(a) is binding upon and shall inure to the benefit of the parties hereto, their respective affiliates, heirs, executors, assigns, administrators, and successors;

App. B-9

(b) shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without regard to the conflicts of laws provisions thereof;

(c) may not be amended or modified, except by a written instrument signed by the parties hereto; and

(d) supersedes and voids any and all prior understandings and agreements, whether written or oral, between the Company and the Employee relating to the subject matter of this Agreement, which contains the entire understanding of the parties relating to such subject matter.

12. Jurisdiction. Each of the parties hereto consents and agrees to the jurisdiction of the New Jersey Superior Court, Mercer County, for the adjudication of any disputes as to the parties’ respective rights and obligations under this Agreement.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREORF, the parties hereto have executed this Agreement as of the date first above written.

Dated:	10/5/2000	/s/ Vivian H. Liu
EMPLOYEE

Dated:	10/4/2000	NEXMED (U.S.A.), INC.

By: /s/ Robert Ciricillo
ROBERT CIRICILLO, VICE PRESIDENT

App. B-10